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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

FLOWSERVE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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5215 N. O’Connor Blvd, Suite 2300
Irving, Texas 75039
June 30, 2006
NOTICE OF 2006 ANNUAL MEETING
OF SHAREHOLDERS
The 2006 annual meeting of shareholders of Flowserve Corporation (the “Company”) will be held on August 24, 2006 at 11:30 a.m., local time, at the Flowserve Corporation Learning Center, 4343 Royal Lane, Irving, Texas 75063. If you were a shareholder of record of the Company’s common stock at the close of business on June 29, 2006, you are entitled to notice of and to vote at the annual meeting.
At this meeting the Company will ask you to:

•	elect four directors, each to serve a term expiring at the 2009 annual meeting of shareholders; and

•	attend to other business properly presented at the meeting.
The enclosed proxy statement contains information which you should read and consider before you vote.
Your vote is important. Whether or not you plan to attend the meeting in person, the Company requests your vote. Please vote by completing and mailing the proxy card in the enclosed envelope or using the telephone or Internet. Thank you in advance for voting.

By Order of the Board of Directors,

Ronald F. Shuff
Vice President, Secretary and General Counsel

i

ii

FLOWSERVE CORPORATION
5215 N. O’Connor Blvd., Suite 2300
Irving, Texas 75039
2006 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
THE ANNUAL MEETING AND VOTING
We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Flowserve Corporation, a New York corporation (the “Company”), of proxies to be voted at the 2006 annual meeting of shareholders, which is being held on August 24, 2006, and at any adjournment or postponement. This proxy statement and form of proxy are first being mailed to shareholders on or about July 17, 2006.
This proxy statement and the enclosed proxy card contain information about the election of directors that you may vote on at the annual meeting.
Who May Vote and Number of Votes
If you are a shareholder of record at the close of business on June 29, 2006, you may vote on the matters discussed herein. You have one vote for each share you own.
How to Vote
Voting by Proxy Holders for Shares Registered in the Name of a Brokerage Firm or Bank. If your shares are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee, which you must follow in order to have your shares voted.
Voting by Proxy Holder for Shares Registered Directly in the Name of Shareholder. If you hold your shares in your own name as a holder of record, you must instruct the proxy holders named in the enclosed proxy card how to vote your shares by using the toll-free telephone number or the Internet website set forth below or by signing, dating and mailing the enclosed proxy card to National City Bank in the enclosed envelope. Each of these voting methods is described below:

Vote by Telephone. If you hold your shares in your name as a holder of record, you may vote by telephone by calling toll-free to 1-888-693-8683 from the United States and Canada and following the series of voice instructions that will direct you how to vote your shares. Have your proxy card available when you place your telephone call. Telephone voting is available 24 hours a day, 7 days a week until 6:00 a.m., Eastern time on August 24, 2006. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

Vote by Internet. You have the option to vote via the Internet at the following address: www.cesvote.com by following the on-screen instructions that will direct you how to vote your shares. Internet voting is available 24 hours a day, 7 days a week until 6:00 a.m., Eastern time, on August 24, 2006. Have your proxy card available when you access the Internet website. IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

Vote by Mail. If you would like to vote by mail, mark the enclosed proxy card, sign and date it, and return it to National City Bank in the enclosed envelope.

Vote in Person. If you are a registered shareholder and attend the annual meeting, you may deliver your completed proxy card in person. “street name” shareholders who wish to vote at the meeting will need to obtain a proxy from the broker, bank or other nominee that holds their shares.

Changing Your Vote
You may revoke your proxy at any time before it has been exercised by:

•	mailing in a revised proxy dated later than the prior proxy submitted,

•	notifying the Corporate Secretary in writing that you are revoking your proxy,

•	casting a new vote by telephone or the Internet, or

•	appearing in person and voting by ballot at the annual meeting.
Quorum for the Meeting
A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Shares as to which the holder abstains from voting on a particular proposal count at the meeting for purposes of determining a quorum.
“Broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares in “street name” for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner.
Counting of Votes
Only “votes cast” count in the voting results, and withheld votes are not considered “votes cast.” Directors are elected by a plurality of votes cast. Under the rules of the New York Stock Exchange (“NYSE”), brokers may, at their discretion with respect to certain routine matters, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers. Routine matters include the election of directors. “Broker non-votes” on a particular proposal will not constitute votes cast with respect to such proposal.
At the close of business on June 29, 2006, the record date for the annual meeting, the Company had 56,514,546 shares of common stock issued and outstanding (excluding treasury shares) which may be voted.
Cost of Proxy Solicitation
The Company pays the cost of soliciting proxies. Brokerage firms and other custodians, nominees and fiduciaries are reimbursed by the Company for the reasonable out-of-pocket expenses that they incur to send proxy materials to shareholders and solicit their votes.
Shareholder Proposals
The Company’s 2007 annual meeting of shareholders is tentatively scheduled to be held on April 26, 2007. If the meeting is held on that date, advance notice of any nominations for directors and any other proposals sought to be presented at that meeting must be given by March 7, 2007. In order to be considered for inclusion in the proxy material for that meeting, shareholder proposals must be received by the Corporate Secretary no later than January 1, 2007. All shareholder proposals (including director nominations) submitted to the Corporate Secretary must be in accordance with the Company’s By-Laws and delivered to the Company’s address noted below:

Flowserve Corporation
5215 N. O’Connor Blvd., Suite 2300
Irving, Texas 75039
Attention: Corporate Secretary
See the discussion on page 6 of this proxy statement titled “Shareholder Director Nominations” for information regarding nominating a person to serve on the Board.
Voting by Participants in the Flowserve Corporation Retirement Savings Plan
If you are a participant in the Flowserve Corporation Retirement Savings Plan, the proxy card serves as a voting instruction to the trustee for the plan. The proxy card indicates the number of shares of common stock credited to your account under the plan as of the record date for voting at the meeting.

•	If you sign and return your proxy card on time, the trustee will vote the shares as you have directed.

•	If you do not return your proxy card, or if you return your proxy card late, the trustee will vote your shares in the same proportion as the shares voted by participants who timely return their cards to the trustee.
Vote Tabulations
Votes are counted by National City Bank, the Company’s independent transfer agent and registrar. National City Bank is the inspector of elections for the annual meeting.
INFORMATION ABOUT THE BOARD OF DIRECTORS
The Self-Governance Guidelines of the Board contain a formal set of qualification standards with respect to the determination of director independence, which either meet or exceed the independence requirements of the NYSE. Under the Self-Governance Guidelines, only those directors who have no material relationship with the Company (except as a director) are deemed independent. The Self-Governance Guidelines specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. See “Board Self-Governance Guidelines” below for more information on these guidelines.
The Board has determined that, other than Lewis M. Kling, each member of the Board, including all persons nominated for reelections meet the independence standards set forth in the Securities and Exchange Commission (“SEC”) rules and the NYSE corporate governance listing standards. Mr. Kling is not considered independent, as he serves as President and Chief Executive Officer of the Company.
Meetings of the Board
The Board held 5 regular meetings and 9 special meetings in 2005. Executive sessions of non-management directors are normally held at least 5 times a year. Any non-management director may request additional executive sessions to be scheduled. Shareholders may communicate with the Company’s non-management directors by following the instructions set forth in “Shareholder Communications with the Board” below.
Board members customarily have attended the Company’s annual meetings of shareholders. In

2005, each director attended at least 85% of the meetings of the Board held during the period for which he or she has been a director and the meetings of the Board committees on which he or she served.
Non-Executive Chairman of the Board
Kevin E. Sheehan, as non-executive Chairman of the Board, presides over both regular sessions of the Board and executive sessions of the Board where only non-employee directors are present. He approves the agendas for Board meetings in advance. He also serves as a member of the Finance Committee and as an alternate member of all other Board committees. Mr. Sheehan generally attends all committee meetings, where possible.
Committees of the Board
Effective January 1, 2005, the Board separated its Audit/ Finance Committee into an Audit Committee and a Finance Committee. Effective January 1, 2005, the Board also renamed its Compensation Committee as the Organization and Compensation Committee. As a result, the Board presently maintains an Audit Committee, a Finance Committee, an Organization and Compensation Committee and a Corporate Governance and Nominating Committee. Only independent directors are eligible to serve on Board committees.
Each committee is governed by a written charter. The charters of the Audit Committee, Finance Committee, Organization and Compensation Committee and Corporate Governance and Nominating Committee are available on the Company’s website at www.flowserve.com under the “Investor Relations — Governance” caption. These documents are also available in print to any shareholder who submits a written request to Michael E. Conley, Vice President, Investor Relations, Flowserve Corporation, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039.
Audit Committee
The Audit Committee is currently composed of three directors, Charles M. Rampacek, James O. Rollans (Chairman) and William C. Rusnack. The same committee members served in 2005, with Mr. Rollans acting as Chairman. The Board has determined that Mr. Rollans, former Chief Financial Officer of Fluor Corporation, is a qualified audit committee financial expert under the SEC rules and has accounting or related financial management expertise for purposes of the NYSE listing requirements. The Board also determined that all members of the committee are financially literate, within the meaning of the NYSE corporate governance listing standards, and meet the independence standards set forth in the SEC rules and the NYSE corporate governance listing standards.
The committee directly engages the Company’s independent auditors, preapproves the scope of the annual external audit and preapproves all audit and non-audit services to be provided by the independent auditor. The committee further approves and directly reviews the results of the internal audit plan. The committee also meets with management and the independent auditors to review the quality and accuracy of the annual and quarterly financial statements and considers the reports and recommendations of independent internal and external auditors pertaining to audit results, accounting practices, policies and procedures, and overall internal controls.
The committee meets periodically with the external and internal auditors in executive session to discuss their reports on a confidential basis. In addition, the committee prepares and issues the Report of the Audit Committee located on page 32 of this proxy statement. The committee met 13 times in 2005.
The Board adopted and approved the current Audit Committee charter effective as of December 15, 2005, a copy of which is attached to this proxy statement as Appendix A.

Organization and Compensation Committee
The Organization and Compensation Committee is currently composed of four directors, Christopher A. Bartlett (Chairman), Hugh K. Coble, Roger L. Fix and George T. Haymaker, Jr. During 2005, the members of the committee were Christopher A. Bartlett, Hugh K. Coble and George T. Haymaker, Jr. (Chairman). The Board determined that all members of the committee meet the independence standards set forth in the SEC rules and the NYSE corporate governance listing standards.
The committee is responsible for establishing executive compensation for officers, including the Chief Executive Officer and key management personnel. Decisions regarding compensation are made by the committee in a manner that is intended to be internally equitable, externally competitive and an incentive for effective performance in the best interests of shareholders. The committee has retained an independent compensation consultant to attend committee meetings as requested by the committee and to provide advice directly to the committee. The committee is also responsible for reviewing the management succession plan and for recommending changes in director compensation to the Board. The committee reviews the organizational design, management development plans and managerial capabilities of the Company. The committee also prepares and issues the Report of the Organization and Compensation Committee on executive compensation beginning on page 26 of this proxy statement. The committee met 5 times in 2005.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee is currently composed of four directors, Christopher A. Bartlett, Michael F. Johnston, Charles M. Rampacek (Chairman) and James O. Rollans. During 2005, the members of the committee were George T. Haymaker, Jr., Michael F. Johnston, Charles M. Rampacek, James O. Rollans and Kevin E. Sheehan. Mr. Sheehan ceased to be a member of the committee in April 2005 in connection with his appointment to serve as the Company’s Interim Chairman of the Board, President and Chief Executive Officer, which ended in August 2005 when Lewis M. Kling was appointed President and Chief Executive Officer. Mr. Sheehan was Chairman of the committee until April 2005. Mr. Rampacek joined the committee in April 2005 as its new Chairman to replace Mr. Sheehan. The Board determined that all members of the committee meet the independence standards set forth in the SEC rules and the NYSE corporate governance listing standards.
The committee is responsible for making recommendations to the Board for the positions of Chairman of the Board, President and Chief Executive Officer and candidates for director. The committee utilizes a variety of methods for identifying and evaluating nominee director candidates. The committee assesses the appropriateness of the Board’s size and whether any vacancies on the Board are expected due to retirement or other factors. In the event that vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director who may come to the attention of the committee through current Board members, professional search firms, shareholders or other persons. The committee generally retains a national executive recruiting firm to research, screen and contact potential candidates regarding their interest in serving on the Board, although the committee may also use less formal recruiting methods.
All identified candidates, including shareholder-proposed nominees, as applicable, are evaluated by the committee using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time.

The Company’s director nomination process for nominating shareholders and our policy regarding the consideration of such nominations is discussed under “Shareholder Director Nominations” below.
The Board’s Self-Governance Guidelines contain Board membership criteria. Generally, the Board believes that its members should have the highest professional and personal ethics and a diversity of backgrounds. All existing and prospective new members should have a broad strategic view and articulate leadership skills, possess a global business perspective and demonstrate relevant and successful career experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties. Each director must represent the interests of all shareholders.
The committee is also responsible for evaluating the annual Chief Executive Officer’s performance review conducted by the Board. Further, the committee reviews and recommends, as deemed appropriate, changes to corporate governance matters consistent with SEC rules and the NYSE corporate governance listing standards. The Corporate Governance and Nominating Committee met 5 times in 2005.
Finance Committee
The current members of the Finance Committee are Diane C. Harris, Michael F. Johnston (Chairman) and Kevin E. Sheehan. The same committee members served in 2005, with Mr. Johnston acting as Chairman. The Board determined that all members of the committee meet the independence standards set forth in the SEC rules and the NYSE corporate governance listing standards.
The Finance Committee advises the Board on all corporate financing and related treasury matters regarding capital structure and major corporate transactions. The committee monitors corporate risk management programs. The committee approves major capital expenditures made by the committee. The committee also advises the Board on pension fund performance. Until the establishment of the Finance Committee, effective January 1, 2005, these duties were performed by the Audit/ Finance Committee. The Finance Committee met 6 times in 2005.
Shareholder Director Nominations
In accordance with the Company’s By-Laws, if you are a shareholder entitled to vote at an annual meeting, you may nominate one or more persons for election as a director of the Company at that meeting. You may do this by sending a written notice to Corporate Secretary, Flowserve Corporation, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039. The Company must receive your notice not less than 50 days before the annual meeting date (provided, however, that in the event that less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, the notice by the shareholder in order to be considered timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made). The shareholder’s notice must set forth:
      (a) as to each shareholder-proposed nominee (i) the name, age, business address and residence address of such person, (ii) the principal occupation of such person, (iii) the class and number of any shares of the Company or any subsidiary of the Company which are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and
      (b) as to the shareholder giving the notice (i) the name and record address of such shareholder and (ii) the class and number of Company shares beneficially owned by such shareholder.
After submission, in accordance with the Company’s policy on considering director nominations by shareholders, the notice will be referred to the Corporate Governance and Nominating Committee for further consideration. The Corporate Governance and Nominating Committee may require any shareholder-proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee or to assist in evaluating the proposed nominee. The Corporate Governance and Nominating Committee may require the submission of a fully completed and signed Questionnaire for Directors and Executive Officers on the Company’s standard form and a written consent by the shareholder-proposed nominee to serve as a director if so elected. Shareholder nominations that comply with these procedures and that meet the criteria outlined above will receive the same consideration that the Corporate Governance and Nominating Committee’s other proposed nominees receive.
Board Self-Governance Guidelines
In addition to the corporate governance duties noted for each committee above, the Board continuously monitors and updates, as deemed appropriate, internal guidelines designed to promote superior oversight of the Company. The guidelines set parameters for the director recruiting process and the composition of Board committees. They also determine the formal process for Board review and evaluation of the Chief Executive Officer, individual directors and Board performance. The guidelines also establish targets for director stock ownership.
These guidelines require a director to offer his or her resignation when such director’s principal occupation changes during a term of office. Under such circumstances, the Corporate Governance and Nominating Committee will review whether it is appropriate for the director to continue serving on the Board. Finally, these guidelines establish maximum term and age limits for directors, which may be waived by the Board if deemed appropriate.
The Board’s Self Governance Guidelines, as well as the Company’s Code of Ethics and Code of Business Conduct, are available on the Company’s website at www.flowserve.com under the “Investor Relations — Governance” caption. These documents are also available in print to any shareholder who submits a written request to Michael E. Conley, Vice President, Investor Relations, Flowserve Corporation, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039.
Shareholder Communications with the Board
Shareholders and other interested parties may communicate with the Board by writing to Kevin E. Sheehan, Chairman of the Board, c/o Flowserve’s Corporate Secretary, Flowserve Corporation 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039. All such communications are delivered to Mr. Sheehan.
DIRECTORS’ COMPENSATION
Basic Annual Retainer Compensation
During 2005, non-employee directors were approved to receive an annual retainer with an aggregate target value of $85,000 per year. The annual retainer was comprised of a cash portion equal to $35,000 and an equity portion with a target grant valuation of $50,000 which was to be granted at the 2005 annual meeting of shareholders. During 2005, non-employee directors received the cash portion of the annual retainer, but did not receive the equity portion as the 2005 annual meeting of shareholders was not held during 2005. In addition, the chairman of each committee and each committee member received annual committee service fees as described below. Directors will receive an equity grant at the 2005 annual meeting of shareholders to be held August 24, 2006 in the form of restricted common stock of the Company having a fair market value of $100,000 on the date of grant, consistent with the increase in annual director compensation described below under “2006 Director Compensation.” Directors will receive this equity grant in addition to their regular 2006 director compensation. Voting rights will accompany such restricted stock, which will fully vest after one year. This restricted stock will also be subject to a holding period prohibiting resale, which is the shorter of five years from the date of grant or one year after the director ceases service on the Board. Directors may elect to defer all or a portion of their annual retainer compensation. Interest was paid on cash deferrals. Directors who elected to defer the cash portion of their annual retainer compensation and to receive it in the form of Company stock at a later date received a 15% premium on such deferred amounts.
Annual Committee Service Fee Compensation
During 2005, the chairman of each committee and each committee member received the following annual committee service fee compensation:

	Committee	Chairman
	Service	Service
Board Committee	Fee	Fee

Audit Committee	$10,000	$10,000

Finance Committee	$7,500	$7,500

Organization and Compensation Committee	$7,500	$7,500

Corporate Governance and Nominating Committee	$2,500	$7,500
Supplemental Compensation
On October 12, 2005, the Organization and Compensation Committee approved supplemental compensation to specified directors for their service on special “ad hoc” subcommittees formed during 2005 for the Company’s search for, and transition to, a new Chief Executive Officer. The supplemental compensation was awarded in recognition of services performed by those directors outside their regular Board and committee duties, responsibilities and expectations. The services performed included the negotiation of the separation agreement for the Company’s former Chief Executive Officer, the development of a special senior management retention plan during the search for the new Chief Executive Officer, special recruiting work related to identifying, interviewing and evaluating new candidates for the Chief Executive Officer position and the negotiation of a new employment agreement with Lewis M. Kling in connection with his appointment as President and Chief Executive Officer. The supplemental compensation was based on the number of days each director performed these services and on a per diem payment of $3,500. For these services, each director named below received the supplemental compensation set forth opposite his name:

2005
Supplemental
Director	Compensation

Charles M. Rampacek	$87,500

William C. Rusnack	$56,000

George T. Haymaker, Jr.	$35,000

Hugh K. Coble	$28,000

Kevin E. Sheehan	$12,250
The supplemental compensation noted above was paid in addition to the basic annual retainer and annual committee service fee compensation. Each director listed above deferred his supplemental compensation to be received in the form of Company common stock upon his termination of service, except for William C. Rusnack, who received the payment in cash.

Non-Executive Chairman of the Board Compensation
Kevin E. Sheehan began serving as non-executive Chairman of the Board on August 1, 2005. On October 12, 2005, the Organization and Compensation Committee proposed, and the full Board approved, the payment to Mr. Sheehan of $100,000 annually which began August 1, 2005, for his service as non-executive Chairman of the Board. This payment is in addition to Mr. Sheehan’s basic annual retainer and committee service fee compensation that he receives for serving as a Board member and a committee member. Mr. Sheehan receives this additional compensation on a quarterly basis, in accordance with the pre-established director compensation cycles.
2006 Director Compensation
On April 27, 2006, the Board approved a recommendation from the Organization and Compensation Committee and the Corporate Governance and Nominating Committee to adjust annual non-employee director compensation. Effective May 1, 2006, non-employee directors receive: (a) an annual cash retainer of $50,000; (b) equity compensation with a target value of $100,000 per year; (c) an annual cash committee service fee of $5,000 and (d) an annual cash committee chairman service fee of $10,000. The non-executive Chairman of the Board will continue to receive an additional $100,000 in cash annually. The equity portion of the foregoing compensation will be provided in the form of restricted common stock of the Company having a $100,000 fair market valuation at the time of grant which is generally on the date of the annual meeting of shareholders of the applicable year. Since the Company did not hold its 2005 annual meeting of shareholders in 2005 and it will hold both its 2005 and 2006 annual meetings of shareholders on August 24, 2006, eligible directors will receive two such equity grants in 2006. Directors who elect to defer the cash portion of their annual compensation and elect to receive such compensation in the form of Company common stock at a later date will continue to receive a 15% premium on such deferred amounts.
PROPOSAL NUMBER ONE: ELECTION OF DIRECTORS
The Board has nominated for re-election four members of the class of directors whose terms of office are expiring. Each of those persons is nominated to serve for a new term that will end at the 2009 annual meeting of shareholders. The nominees are Roger L. Fix, Diane C. Harris, Lewis M. Kling and James O. Rollans.
The individuals named as proxies on the enclosed proxy card will vote your proxy for the election of these nominees unless you withhold authority to vote for any one or more of them. If any director is unable to stand for re-election, the Board may reduce the number of directors or choose a substitute.
Recommendation
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Nominees to Serve Term Expiring at the 2009 Annual Meeting of Shareholders
Roger L. Fix, age 52, was appointed as director in April 2006 and serves as a member of the Organization and Compensation Committee. Mr. Fix is currently the Chief Executive Officer of Standex International Corporation (“Standex”), a publicly traded diversified manufacturing and marketing company. He has been its Chief Executive Officer since 2003, President since 2001, and director since 2001. He was its Chief Operating Officer from 2001 to 2002. Before joining Standex, he was employed by Outboard Marine Corporation, a marine manufacturing company, as Chief Executive Officer and President from 2000 to 2001 and Chief Operating Officer and President from 2000 to 2000. He served as its director from 2000 to 2001. He served as Chief Executive Officer of John Crane, a global manufacturer of mechanical seals for pump and compressor applications in the process industry, from 1988 to 2000 and as its President — North America from 1996 to 1998. He was President of Xomox Corporation, a manufacturer of process control valves and actuators, from 1993 to 1996. He was also employed by Reda Pump Company, a manufacturer of electrical submersible pumping systems for oil production, from 1981 to 1993, most recently as Vice President and General Manager/ Eastern Division. He was also employed by Fisher Controls Company, a manufacturer of process control valves and pneumatic and electronic instrumentation, from 1976 to 1981.
Diane C. Harris, age 63, has served as a director since 1993 and serves as a member of the Finance Committee. She is President of Hypotenuse Enterprises, Inc., a merger and acquisition service and corporate development outsourcing company. Ms. Harris was Vice President of Corporate Development of Bausch & Lomb Incorporated, an optics and health care products company, from 1981 to 1996, when she left to join Hypotenuse Enterprises, Inc. as its President. She was a director of the Association for Corporate Growth from 1993 to 1998 and its elected President from 1997 to 1998. Ms. Harris is also a director of The Monroe Fund, an investment company.
Lewis M. Kling, age 61, has served as President, Chief Executive Officer and as a director since August 2005. Prior to August 2005, he served as Chief Operating Officer from 2004 to 2005. Before joining the Company, he served as Group President and Corporate Vice President of SPX Corporation from October 1999 to January 2004 and as a member of the Board of Directors of Inrange Technologies Corporation from September 2000 to April 2003. Mr. Kling also served as President of Dielectric Communications, a division of General Signal Corporation, which was purchased by SPX Corporation, from 1997 to 1999.
James O. Rollans, age 63, has served as a director since 1997. He serves as the Chairman of the Audit Committee and as a member of the Corporate Governance and Nominating Committee. He is an independent Corporate Director and Corporate Financial Advisor. Mr. Rollans was President and Chief Executive Officer of Fluor Signature Services, a subsidiary of Fluor Corporation from 1999 to 2001. He served as Senior Vice President of Fluor Corporation from 1992 to 1999, as its Chief Financial Officer from 1998 to 1999 and from 1992 to 1994, as its Chief Administrative Officer from 1994 to 1998 and as its Vice President of Corporate Communications from 1982 to 1992. Mr. Rollans is also a director of Encore Credit Corporation, a mortgage finance company, and a director of Advanced Medical Optics, Inc., a developer and manufacturer of ophthalmic surgical and contact lens care products.

Directors to Serve Term Expiring at the 2008 Annual Meeting of Shareholders
Michael F. Johnston, age 59, has served as a director since 1997. He serves as Chairman of the Finance Committee and as a member of the Corporate Governance and Nominating Committee. Mr. Johnston is currently the Chief Executive Officer and Chairman of the Board of Visteon Corporation, an automotive components supplier, and has served as Visteon’s President, Chief Executive Officer and Chief Operating Officer at various times since 2000. Before joining Visteon, Mr. Johnston was employed by Johnson Controls, Inc., a company serving the automotive and building services industry, as President of North America/ Asia Pacific, Automotive Systems Group, from 1999 to 2000, President of Americas Automotive Group from 1997 to 1999 and in other senior management positions since 1991. He is also a director of Visteon and a director of Whirlpool Corporation, an appliance manufacturer.
Charles M. Rampacek, age 63, has served as a director since 1998. He serves as the Chairman of the Corporate Governance and Nominating Committee and as a member of the Audit Committee. Mr. Rampacek is currently a business and management consultant in the energy industry. Mr. Rampacek served as the Chairman of the Board, President and Chief Executive Officer of Probex Corporation (“Probex”), an energy technology company providing proprietary oil recovery services, from 2000 to 2003. From 1996 to 2000, Mr. Rampacek served as President and Chief Executive Officer of Lyondell-Citgo Refining, L.P., a manufacturer of petroleum products. From 1982 to 1995, he held various executive positions with Tenneco Inc. and its energy related subsidiaries, including President of Tenneco Gas Transportation Company, Executive Vice President of Tenneco Gas Operations and Senior Vice President of Refining. In 2005, two complaints requesting recovery of certain costs were filed against former officers and directors of Probex as a result of the bankruptcy of Probex in 2003. These complaints were defended under Probex’s director and officer insurance by AIG, and settlement was reached and paid by AIG with bankruptcy court approval in the first half of 2006. An additional complaint was filed in 2005 against noteholders of certain Probex debt, of which Mr. Rampacek was one. A settlement of $2,000 was reached and approved in the first half of 2006.
Kevin E. Sheehan, age 61, has served as a director since 1990. He serves as non-executive Chairman of the Board of Directors and also serves as a member of the Finance Committee. He served as the Company’s Interim Chairman, President and Chief Executive Officer from April 2005 to August 2005. He is Managing Director of CID Capital, a venture capital firm that concentrates on early-stage and high-growth entrepreneurial companies. He has been a Managing Director at CID Capital since 1994. Before joining CID Capital, Mr. Sheehan was employed by Cummins Engine Company, a manufacturer of diesel engines and related components, for 22 years. He served at Cummins Engine Company as Vice President, Components Group, from 1986 to 1993, Vice President, Worldwide Parts and Service from 1983 to 1986 and Vice President, Computer Systems and Telecommunications from 1980 to 1983.

Directors to Serve Term Expiring at the 2007 Annual Meeting of Shareholders
Christopher A. Bartlett, age 62, has served as a director since 2002 and serves as Chairman of the Organization and Compensation Committee and as a member of the Corporate Governance and Nominating Committee. He also served as director of the Company from 1988 to 1993. Dr. Bartlett is an Emeritus Professor of Business Administration at Harvard University. Prior to his academic career, he was a general manager of Baxter Travenol’s French subsidiary and a consultant at McKinsey & Co. Currently, Dr. Bartlett serves as a Chief Executive Officer advisor and management consultant on international strategic and organizational issues to several major corporations.
Hugh K. Coble, age 71, has served as a director since 1994 and serves as a member of the Organization and Compensation Committee. He is Vice Chairman, Emeritus, of Fluor Corporation, a major engineering and construction firm. Mr. Coble was a director of Fluor Corporation from 1984 and Vice Chairman from 1994 until his retirement in 1997. He joined Fluor Corporation in 1966 and was Group President of Fluor Daniel, Inc., a subsidiary of Fluor Corporation, from 1986 to 1994. Mr. Coble is also a director of Beckman Coulter, Inc., a company that sells medical instruments.
George T. Haymaker, Jr., age 68, has served as a director since 1997. He serves as a member of the Organization and Compensation Committee. Mr. Haymaker has been non-executive Chairman of the Board of Kaiser Aluminum Corporation, a company that is principally a producer of semi-fabricated aluminum products, since 2001 and non-executive Chairman of the Board of Safelite Auto Glass, a provider of automobile replacement glass, since 2000. Mr. Haymaker was Chairman of the Board of Kaiser Aluminum Corporation from 1994 until 2001 (non-executive Chairman after January 2000) and its Chief Executive Officer from 1994 to 1999. Before joining Kaiser Aluminum in 1993 as its President and Chief Operating Officer, Mr. Haymaker worked with a private partner in the acquisition and redirection of several metal fabricating companies. He was Executive Vice President of Alumax, Inc. from 1984 to 1986 and was Vice President, International Operations for Alcoa, Inc. from 1982 to 1984. Mr. Haymaker is also a director of CII Carbon, L.L.C., a supplier of calcined coke for aluminum smelters, a director of Mid-America Holdings, Ltd., an aluminum extruder, a director of 360 Networks Corporation, a provider of telecommunication services, a director of Hayes Lemmerz International, Inc., a global supplier of automotive and commercial wheels, brakes and other auto suspension components, and a director of SCP Pool Corp., a distributor of swimming pool and related products.
William C. Rusnack, age 61, has served as a director since 1997 and serves as a member of the Audit Committee. He is currently a private investor and independent corporate director. Mr. Rusnack was President, Chief Executive Officer, Chief Operating Officer and director of Premcor Inc. from 1998 to 2002. Before joining Premcor, Mr. Rusnack served for 31 years with Atlantic Richfield Company, or ARCO, an integrated petroleum company, most recently as Senior Vice President of ARCO from 1990 to 1998 and President of ARCO Products Company from 1993 to 1998. He is also a director and member of the Audit and Executive Committees as well as Chairman of the Compensation Committee of Sempra Energy, an energy services company, and a director and member of the Executive Committee as well as Chairman of the Audit Committee of Peabody Energy, a coal producing company.

COMPANY STOCK OWNERSHIP
Stock Ownership of Directors and Certain Executive Officers
The following table sets forth common stock ownership of members of the Board and each Named Executive Officer of the Company listed in the Summary Compensation table on page 17, individually and as a group, as of June 23, 2006.

	Exercisable Stock	Number of Shares	Percent of Company
Name	Options(1)	Owned(2)(3)(4)	Common Stock(5)

Christopher A. Bartlett	1,500	15,185	*
Mark A. Blinn	19,167	73,536	*
Hugh K. Coble	6,500	31,750	*
Mark D. Dailey	48,400	86,791	*
Thomas E. Ferguson	46,267	104,594	*
Roger L. Fix	0	265	*
C. Scott Greer(6)	0	0	*
Diane C. Harris	7,100	36,887	*
George T. Haymaker, Jr.	7,300	36,916	*
Michael F. Johnston	11,203	34,739	*
Lewis M. Kling	33,917	194,795	*
Thomas L. Pajonas	24,334	71,681	*
Charles M. Rampacek	6,500	39,780	*
James O. Rollans	12,491	35,984	*
William C. Rusnack	10,879	28,792	*
Kevin E. Sheehan	7,300	41,692	*

All current Directors and executive officers as a group (20 individuals)	401,876	1,173,285	2.06%

 *     Less than 1%

(1)	Represents shares that the directors and Named Executive Officers had a nominal right, subject to the exercise suspension discussed below, to acquire within 60 days of the date of determination through the exercise of stock options under certain Company stock option and incentive plans. These stock option shares are not currently exercisable due to the temporary suspension of the Company’s stock option exercise program, as a result of which current employees, including executive officers, qualified retirees and our directors are unable to exercise their vested options. The stock option exercise program was temporarily suspended due to the fact that the Company was not able to timely file its annual and quarterly periodic reports with the SEC, which made it impossible to issue registered shares upon option exercises. Each person disclaims beneficial ownership of such shares subject to such options.

(2)	For non-employee directors, the figures above include deferred director compensation to be received in the form of shares at a later date under the Director Deferral Plan and/or a Flowserve Restricted Stock Plan over which they have no voting power as follows: Mr. Bartlett — 9,598; Mr. Coble — 23,950; Mr. Fix — 265; Ms. Harris — 25,699; Mr. Haymaker — 24,316; Mr. Johnston — 22,552; Mr. Rampacek — 24,280; Mr. Rollans — 22,797; Mr. Rusnack — 9,113; and Mr. Sheehan — 27,392.

(3)	For executive officers, the aggregate figures above include deferred compensation to be received in the form of shares at a later date under either an Executive Compensation Plan and/or a Flowserve Restricted Stock Plan over which they have no voting power as follows: Mr. Blinn — 0; Mr. Dailey — 10,580; Mr. Ferguson — 4,116; Mr. Kling — 0; and Mr. Pajonas — 0.

(4)	The number of shares owned includes exercisable stock options, subject to the exercise restriction discussed in note (1) above.

(5)	Based on the number of outstanding shares on June 23, 2006 (56,514,546 shares).

(6)	On April 4, 2005, Mr. Greer resigned as the Company’s President and Chief Executive Officer and as a director (including his capacity as Chairman of the Board). His shares are not included in the current ownership table reported above.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s directors, executive officers and any person owning more than 10% of the class of the Company’s stock to file reports of ownership and any changes in ownership with the SEC. Based on our records, we believe that the Company’s directors and executive officers timely complied with their filing requirements in 2005.
Beneficial Owners of More Than 5% of Company Stock
The following shareholders reported to the SEC that they beneficially own more than 5% of the Company’s common stock. We know of no other shareholder holding 5% or more of the Company’s common stock.

		Percent of
	Number of	Company
Name and Address of Beneficial Owner	Shares Owned	Common Stock(1)

Hotchkis and Wiley Capital Management, LLC (2)	6,872,100	12.16%
725 South Figueroa Street, 39th Floor
Los Angeles, CA 90017-5439

FMR Corporation(3)	6,760,860	11.96%
82 Devonshire Street
Boston, MA 02109

GAMCO Investors, Inc.(4)	4,413,885	7.81%
One Corporate Center
Rye, NY 10580-1435

(1)	Based solely on the number of outstanding shares on June 23, 2006 (56,514,546 shares).

(2)	This amount is based solely on information contained in a Schedule 13G/ A filed by Hotchkis and Wiley Capital Management, LLC on February 14, 2006. Hotchkis and Wiley Capital Management, LLC has sole voting power as to 6,167,000 shares and sole dispositive power as to 6,872,100 shares, but disclaims beneficial ownership of such securities. Hotchkis and Wiley Mid-Cap Value Fund has sole voting and dispositive power as to 3,739,300 shares.

(3)	This amount is based solely on information contained in a Schedule 13G/ A filed by FMR Corporation on April 10, 2006. FMR Corporation has sole voting power as to 1,194,560 shares and has sole dispositive power as to 6,760,860 shares.

(4)	This amount is based solely on information contained in a Schedule 13D/ A filed by GAMCO Investors, Inc. and other reporting persons on May 11, 2006. Gabelli Funds, LLC has sole voting and dispositive power as to 991,000 shares. GAMCO Asset Management Inc. has sole voting power as to 3,235,285 shares and has sole dispositive power as to 3,417,885 shares. MJG Associates, Inc. has sole voting and dispositive power as to 4,000 shares. Gabelli Securities, Inc. has sole voting and dispositive power as to 1,000 shares.

EXECUTIVE OFFICERS AND OTHER CORPORATE OFFICERS
The following information presents names, ages, positions and background summaries of the Company’s executive officers and certain other corporate officers.
Andrew J. Beall, age 49, has served as Vice President and President of Flow Solutions Division since 2003. From 1994 to 2003, Mr. Beall served in a number of key U.S. and international management positions with the Company and its predecessor, The Duriron Company, including as Vice President of Flowserve Pump Division, Flow Solutions Division and Flow Control Division in Latin America from 1999 to 2003.
Deborah K. Bethune, age 47, has served as Vice President, Tax since 2004. Prior to that, she served with Electronic Data Systems Corporation for 17 years, where she held several tax positions, most recently as the Director of International Taxes for the Americas and Asia Pacific regions.
Mark A. Blinn, age 44, has served as Vice President and Chief Financial Officer since 2004. He served as Chief Financial Officer of FedEx Kinko’s Office and Print Services, Inc. from 2003 to 2004, and as Vice President and Treasurer of Kinko’s, Inc. from 2002 to 2003. Mr. Blinn also served as Vice President and Chief Accounting Officer of Centex Corporation from 2000 to 2002 and as Managing Director of Corporate Finance since 1999.
Mark D. Dailey, age 47, has served as Vice President and Chief Compliance Officer since 2005. He served as Vice President, Supply Chain and Continuous Improvement, from 1999 until 2005. Mr. Dailey was Vice President, Supply Chain, and held other supply chain management positions from 1992 to 1999 for the North American Power Tools Division of The Black and Decker Corporation.
Paul W. Fehlman, age 42, has served as Vice President and Corporate Treasurer since 2005. He served as Director of Financial Services and Assistant Treasurer from 2000 to 2005.
Thomas E. Ferguson, age 49, has served as Vice President and President of Flowserve Pump Division since 2003. He was President of Flow Solutions Division from 2000 to 2002, Vice President and General Manager of Flow Solutions Division North America from 1999 to 2000, and Vice President of Marketing and Technology for Flow Solutions Division from 1997 to 1999.
Richard J. Guiltinan, Jr., age 52, has served as Vice President, Controller and Chief Accounting Officer since 2004. Prior to that, he served as a consultant to Chevron on three multinational restructuring and merger integration projects in 2003 and 2002. From 1985 to 2001, Mr. Guiltinan served in accounting and financial management positions at Caltex Corporation, including as Chief Financial Officer from 2000 to 2001.
John H. Jacko, Jr., age 49, has served as Vice President and Chief Marketing Officer since 2005. He was the Vice President, Strategy, Marketing and Communications from 2002 to 2005. He served as Division Vice President of FPD Marketing and Customer Management from 2001 to 2002. Mr. Jacko was Vice President of Customer and Product Support for the Engines and Systems Business and held other management roles at Honeywell Aerospace from 1999 to 2001. He was also Vice President of Sales and Service, Commercial Transport, and held other management roles at Allied Signal Aerospace from 1995 to 1999.
Linda P. Jojo, age 41, has served as Vice President and Chief Information Officer since 2004. Prior to that, she served as Chief Information Officer of GE Silicones Division of General Electric Corporation from 2000 to 2004 and held other management positions at General Electric Corporation from 1991 to 2000.

Lewis M. Kling, age 61, has served as President, Chief Executive Officer and as a director since 2005. Prior to 2005, he served as Chief Operating Officer from 2004 to 2005. Before joining the Company, he served as Group President and Corporate Vice President of SPX Corporation from 1999 to 2004 and member of the Board of Directors of Inrange Technologies Corporation from 2000 to 2003. Mr. Kling also served as President of Dielectric Communications, a division of General Signal Corporation, purchased by SPX Corporation, from 1997 to 1999.
Thomas L. Pajonas, age 50, has served as Flowserve Corporate Vice President and President of Flow Control Division since 2004. Prior to joining the Company, he served as Managing Director of Alstom Transport from 2003 to 2004 and Senior Vice President from 1999 to 2003 of the Worldwide Power Boiler Business of Alstom, Inc. From 1996 to 1999 he served in various capacities as Senior Vice President and General Manager International Operations and subsequently Senior Vice President and General Manager Standard Boilers Worldwide of Asea Brown Boveri.
Joseph R. Pinkston, III, age 51, has served as Vice President, Human Resources since 2005. Prior to that, he served as Senior Vice President, Human Resources of Unisource Worldwide from 2003 to 2004. Mr. Pinkston also served as Vice President, Human Resources of Russell Corporation from 2001 to 2003 and as Vice President, Human Resources of Hussmann International, Inc. from 1995 to 2001.
Jerry L. Rockstroh, age 50, has served as Vice President of Supply Chain and Continuous Improvement Process since late 2005, and as Vice President of Supply Chain during 2005. From September 1983 to February 2005, he served in various executive level positions within different business units of AlliedSignal/ Honeywell, including as World Wide Vice President of Operations & Integrated Supply Chain.
Ronald F. Shuff, age 54, has served as Vice President since 1990 and Secretary and General Counsel since 1988.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth compensation information for the years 2005, 2004 and 2003 for the three individuals who served as Chief Executive Officer of the Company during 2005, or the last completed fiscal year, and four other individuals who served as the most highly compensated executive officers of the Company during 2005. Such officers are collectively referred to as the “Named Executive Officers” of the Company.

							Long Term Compensation(1)

		Annual Compensation(1)					Awards		Payouts

							Restricted	Securities
						Other Annual	Stock	Underlying	LTIP	All Other
		Salary		Bonus		Compensation	Award	Options	Payouts	Compensation
Name and Principal Position	Year	($)		($)(2)		($)(3)	($)(4)	(#)	($)	($)(5)

C. Scott Greer(6)	2005	503,894		—		—	—	—	—	1,629,807
Former Chairman of the Board,	2004	787,670		917,700		4,925	732,800	54,000	—	72,347
President and Chief Executive Officer	2003	776,901		—		7,727	—	55,000	—	3,570

Kevin E. Sheehan(7)	2005	597,740	(7)	—		—	—	—	—	85,235	(8)
Non-Executive Chairman of the Board,	2004	—		—		—	—	—	—	—
Former Interim Chairman, President	2003	—		—		—	—	—	—	—
and Chief Executive Officer

Lewis M. Kling(9)	2005	650,192		1,612,280	(10)	52,982	1,906,363	101,748	—	9,976
President and	2004	238,462		371,469		6,316	1,070,420	75,000	—	5,816
Chief Executive Officer	2003	—		—		—	—	—	—	—

Mark A. Blinn(11)	2005	405,501		374,850		—	1,157,350	57,500	—	1,096
Vice President and	2004	60,000		92,984	(12)	—	139,920	—	—	132
Chief Financial Officer	2003	—		—		—	—	—	—	—

Thomas L. Pajonas(13)	2005	372,211		325,710		—	1,083,000	51,000	—	11,390
Vice President and President,	2004	236,692		201,954	(14)	69,871	289,300	11,000	—	8,590
Flow Control Division	2003	—		—		—	—	—	—	—

Thomas E. Ferguson	2005	340,012		321,750		—	431,325	24,000	—	10,383
Vice President and President,	2004	319,615		256,880		—	164,880	9,000	—	9,510
Flowserve Pump Division	2003	296,692		—		—	287,250	15,000	—	6,440

Mark D. Dailey	2005	280,720		305,607	(15)	—	309,500	16,500	—	10,060
Vice President and	2004	258,818		157,320		—	80,150	6,000	—	9,227
Chief Compliance Officer	2003	246,769		—		—	—	8,000	—	6,558

(1)	Salary, annual bonus and long-term bonus plan cash payouts may be deferred at the election of the Named Executive Officer until retirement. Annual bonus and long-term bonus plan cash payouts may also be received in the form of Company common stock held in a Rabbi Trust.

(2)	Unless otherwise footnoted below, all amounts reported in the Bonus column above represent cash bonuses that were earned in the year reported and then paid in the following year pursuant to the Company’s Annual Incentive Plan.

(3)	The amounts reported in the Other Annual Compensation column above do not include any perquisites for which the cost incurred by the Company during the presented years for various perquisites provided to each of the Named Executive Officers did not exceed the lesser of $50,000 or 10% of such executive officer’s salary and bonus for any of the years, except for Mr. Kling in 2005 and Mr. Pajonas in 2004. The amount shown for Mr. Kling in 2005 includes $37,642 for tax, estate and financial services, as well as legal fees related to his employment contract, $14,500 car allowance and $840 for relocation expenses and incidentals. The amount shown for Mr. Pajonas in 2004 includes $42,330 for relocation expenses, $8,800 car allowance and $370 for incidentals. In addition to the perquisites noted above, the amounts shown in the Other Annual Compensation column include tax adjustment payments on relocation allowances for Mr. Kling and Mr. Pajonas, tax adjustment payments on the forgiveness of a loan for Mr. Greer and the imputed interest income on such loan.

(4)	On February 16, 2005, the following awards of restricted stock were granted: Mr. Kling — 13,000 shares; Mr. Blinn — 8,500 shares; Mr. Pajonas — 8,000 shares; and Mr. Ferguson — 8,000 shares. The shares of restricted stock granted on February 16, 2005 vest in three equal annual installments for each Named Executive Officer on February 16, 2006, February 16, 2007 and February 16, 2008. On April 20, 2005, Mr. Blinn and Mr. Pajonas were each granted an award of 15,000 shares of restricted stock, which vest in three equal annual installments on April 20, 2006, April 20, 2007 and April 20, 2008. On July 13,

2005, the following awards of restricted stock were granted: Mr. Kling — 6,500 shares; Mr. Blinn — 17,000 shares; Mr. Pajonas — 15,000 shares; Mr. Ferguson — 7,500 shares; and Mr. Dailey — 10,000 shares The shares of restricted stock granted on July 13, 2005, vest on July 14, 2008, except for Mr. Dailey’s restricted stock, which vests in the following manner 1,166 shares on July 14, 2006; 2,333 shares on July 14, 2007 and 6,501 shares on July 14, 2008. On July 28, 2005, Mr. Kling was granted an award of 40,800 shares of restricted stock which vest on July 28, 2008, in connection with his appointment as President and Chief Executive Officer.

The aggregate number of shares of unvested restricted stock held by each Named Executive Officer as of December 31, 2005, and the value of such shares based on the closing price of the Company’s common stock at December 31, 2005, of $39.56 is set forth below:

	Number of	Value of
Name	Shares	Shares ($)

C. Scott Greer	0	0
Kevin E. Sheehan	0	0
Lewis M. Kling	104,300	4,126,108
Mark A. Blinn	46,500	1,839,540
Thomas L. Pajonas	46,666	1,846,107
Thomas E. Ferguson	25,300	1,000,868
Mark D. Dailey	12,333	487,893

The restricted shares are eligible to receive dividends; however, the Company currently does not declare or pay dividends on its common stock.

(5)	Include the Company’s contributions to the 401(k) savings plan for the following officers in 2005 which were: Mr. Greer — $6,300; Mr. Sheehan — $0; Mr. Kling — $6,549; Mr. Blinn — $0; Mr. Pajonas — $9,030; Mr. Ferguson — $9,030; and Mr. Dailey — $9,030. Life insurance premiums paid by the Company for the following officers in 2005 were: Mr. Greer — $4,860; Mr. Sheehan — $0; Mr. Kling — $3,427; Mr. Blinn — $1,096; Mr. Pajonas — $2,360; Mr. Ferguson — $1,353; and Mr. Dailey — $1,030. The amount reflected for Mr. Greer includes a transition allowance of $810,000 paid by the Company pursuant to a Separation and Release Agreement entered into between Mr. Greer and the Company on April 4, 2005, and also includes lump-sum distributions of accrued benefits under the Company’s pension and retirement plans of $807,857, representing the actuarial present value of such accrued benefits.

(6)	Effective April 4, 2005, Mr. Greer resigned as the Company’s Chairman of the Board, President and Chief Executive Officer pursuant to the terms of a Separation and Release Agreement entered into between Mr. Greer and the Company on April 4, 2005. Mr. Greer remained as an employee of the Company until June 30, 2005. See “Employment and Change-in-Control Arrangements” below.

(7)	As of April 4, 2005, Mr. Sheehan began serving as the Company’s Interim Chairman, President and Chief Executive Officer and served in this capacity until the appointment of Mr. Kling as President and Chief Executive Officer on August 1, 2005. The amount reported as 2005 salary includes fees paid to Mr. Sheehan for his service as Interim Chairman, President and Chief Executive Officer during such time and additional compensation for his directly related service during the two-week transition period from August 1, 2005 to August 12, 2005. See “Report of the Organization and Compensation Committee” below. Such amount listed in the table above excludes fees paid for his serve as director and non-executive Chairman of the Board.

(8)	The amount reported includes fees paid to Mr. Sheehan for his service as a non-employee director from January 1, 2005, through April 4, 2005, and for service as non-executive Chairman of the Board from August 1, 2005 through December 31, 2005. Mr. Sheehan did not receive any director compensation from April 4, 2005 through August 1, 2005. This amount also includes an additional 15% premium received by Mr. Sheehan on his director compensation for his election to defer such compensation and receive it in the form of Company common stock held in a rabbi trust instead of in cash.

(9)	Mr. Kling joined the Company in July 2004 as Chief Operating Officer. He became President and Chief Executive Officer and was appointed as a member of the Board on August 1, 2005. See “Employment and Change-in-Control Arrangements” below.

(10)	Mr. Kling’s aggregate bonus amount reported in 2005 includes a $520,000 lump-sum payment he received as settlement of his Transitional Executive Security Plan participant rights that ended when he entered into to his CEO employment agreement with the Company on July 28, 2005. See “Transitional Executive Security Plan” below.

(11)	Mr. Blinn joined the Company in October 2004 as Vice President and Chief Financial Officer.

(12)	Mr. Blinn’s aggregate bonus amount reported in 2004 includes a $50,000 hiring bonus he received when he joined the Company.

(13)	Mr. Pajonas joined the Company in May 2004 as Vice President and President of Flow Control Division.

(14)	Mr. Pajonas’ aggregate bonus amount reported in 2004 includes a $50,000 hiring bonus he received when he joined the Company.

(15)	Mr. Dailey’s aggregate bonus amount reported in 2005 includes a $60,000 retention bonus.

2005 Stock Option Grants
The following table shows the number of stock options granted in 2005 to the Named Executive Officers of the Company.

					Potential Realizable
					Value at Assumed
					Annual Rates of Stock
		Percentage of			Price Appreciation For
		Total Options			Option Term ($)(4)
	Number of Securities	Granted to
	Underlying Options	Employees in	Exercise Price	Expiration
Name	Granted (#)(1)(2)(3)	Fiscal Year	Per Share ($)	Date	5%	10%

C. Scott Greer	0	N/A	N/A	N/A	N/A	N/A

Kevin E. Sheehan	0	N/A	N/A	N/A	N/A	N/A

Lewis M. Kling	21,000	4.6%	24.90	02/16/15	328,849	833,368
	11,000	2.4%	30.95	07/13/15	214,107	542,590
	69,748	15.3%	33.86	07/28/15	1,485,240	3,763,889

Mark A. Blinn	14,000	3.1%	24.90	02/16/15	219,233	555,579
	15,000	3.3%	27.97	04/20/15	263,853	668,655
	28,500	6.2%	30.95	07/13/15	554,732	1,405,800

Thomas L. Pajonas	11,000	2.4%	24.90	02/16/15	172,254	436,526
	15,000	3.3%	27.97	04/20/15	263,853	668,655
	25,000	5.5%	30.95	07/13/15	486,607	1,233,158

Thomas E. Ferguson	12,000	2.6%	24.90	02/16/15	187,914	476,210
	12,000	2.6%	30.95	07/13/15	233,571	591,916

Mark A. Dailey	16,500	3.6%	30.95	07/13/15	321,161	813,884

(1)	All options have an exercise price equal to the closing price of the Company’s common stock on the date the grant is authorized by the Board and a 10-year life. The options also have certain “limited rights” which, in general, provide for a cash payment of the value of the option in the event of a change in control of the Company.

(2)	The figures reported above include incentive option grants for 2005 as follows: Mr. Greer — 0; Mr. Sheehan — 0; Mr. Kling — 8,032; Mr. Blinn — 12,048; Mr. Pajonas — 5,234; Mr. Ferguson — 6,526; and Mr. Dailey — 5,083. All other options granted were non-qualified.

(3)	Annual option grants become exercisable pro-rata over a three-year term in three equal installments on the first, second and third anniversaries of the grant date.

(4)	The calculation of potential realizable value assumes annual growth rates for each of the grants shown over their 10-year option term and are not suggested to be indicative of projected results. For example, a $24.90 per share price with a 5% annual growth rate results in a stock price of $40.56 per share and a 10% rate results in a price of $64.58 per share. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock.

2005 Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
The following table shows the number and value of stock options, both exercisable and unexercisable, as of December 31, 2005, for each Named Executive Officer of the Company.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal Year-End		In-the-Money Options at
					Fiscal Year End(1)
	Shares
	Acquired	Value
	on	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	Exercise	($)	(#)(2)	(#)	($)(2)	($)

C. Scott Greer	N/A	N/A	809,667	0	16,557,853	N/A

Kevin A. Sheehan	N/A	N/A	7,300	0	137,343	N/A

Lewis M. Kling	N/A	N/A	0	176,748	0	2,021,884

Mark A. Blinn	N/A	N/A	0	57,500	0	624,475

Thomas L. Pajonas	N/A	N/A	3,667	58,333	61,092	672,528

Thomas E. Ferguson	N/A	N/A	30,888	34,379	537,593	468,575

Mark D. Dailey	N/A	N/A	38,233	23,167	696,609	263,138

(1)	Based upon the closing price of the Company’s common stock at December 31, 2005 of $39.56 per share.

(2)	These stock options were not exercisable at December 31, 2005, due to the temporary suspension of the Company’s stock option exercise program arising from the Company’s inability to timely file its annual and quarterly periodic reports with the SEC.
Equity Compensation Plan Information

Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	to Be Issued Upon	Weighted-Averaged	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding Securities
	Options, Warrants,	Options, Warrants	Reflected in the
Plan Category	and Rights	and Rights	First Column)

	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,684,012	22.26	2,641,396

Equity compensation plans not approved by security holders	0	0	0

Total	2,684,012	22.26	2,641,396

Pension Plans
The Company provides pension benefits to executive officers under the Flowserve Corporation Pension Plan (the “Qualified Plan”) and its two non-qualified supplemental executive retirement plans (the “Non-qualified Plans”). The first Non-qualified Plan, the Senior Manager Retirement Plan (the “SMRP”), provides benefits that plan participants cannot receive under the Qualified Plan due to Internal Revenue Code (the “Code”) limits. The second Non-qualified Plan, the Supplement Executive Retirement Plan (the “SERP”), provides an additional supplemental benefit to certain executive officers, including the Named Executive Officers listed below. On July 1, 1999, the Company’s pension plans were converted to a cash balance design. Since then, participants in the Qualified Plan and the SMRP accrue contribution credits based on age and years of service at the rate of 3% to 7% for eligible earnings up to the Social Security wage base and at the rate of 6% to 12% for eligible earnings in excess of the Social Security wage base. Participants in the SERP accrue contribution credits at the rate of 5% of all eligible earnings. Eligible earnings include salary and annual incentive payments. Plan participants also earn interest on the accrued cash balance based on the rate of return on 10-year Treasury bills. The estimated annual retirement annuities for the following Named Executive Officers at age 65 are as follows:

	Year Reaching	Age 65
Executive Officer	Age 65	Annual Annuity ($)(1)

C. Scott Greer(2)	2015	N/A
Kevin E. Sheehan(3)	N/A	N/A
Lewis M. Kling	2010	155,819
Mark A. Blinn	2027	510,643
Thomas L. Pajonas	2020	269,289
Thomas E. Ferguson	2021	441,980
Mark D. Dailey	2023	327,305

(1)	The estimated annual pension benefits shown assume: (a) both base pay and target bonus increase each year to retirement age with salary increases and (b) annual bonuses for all Named Executive Officers are paid out at target amounts. The following assumptions were also used in the calculations: (a) 4.50% salary increase each year until retirement age, (b) 3.50% wage base increase, (c) 5.25% rate of return on 10-year Treasury bills, (d) 5.50% interest to convert cash balance to annuity, (e) retirement age of 65, and (f) 1994 Group Annuity Mortality Table to convert cash balance to annuity.

(2)	Effective April 4, 2005, Mr. Greer resigned as the Company’s President, Chief Executive Officer and Chairman of the Board pursuant to the terms of a Separation and Release Agreement entered into between Mr. Greer and the Company on April 4, 2005. Mr. Greer remained as an employee of the Company until June 30, 2005. See “Employment and Change- in-Control Arrangements.” In connection with his resignation, Mr. Greer received lump-sum distributions of certain accrued benefits under the Qualified Plan, and the Non-qualified Plans of $807,857 in September and October 2005 representing the actuarial present value of such accrued benefits. He also received additional lump-sum distributions of $183,480 in January 2006 representing the actuarial present value of his remaining accrued benefits.

(3)	Pursuant to Mr. Sheehan’s employment agreement with the Company for his service as the Company’s Interim Chairman, President and Chief Executive Officer, he was not eligible for the pension benefits described above. See “Employment and Change-in-Control Arrangements” below.

EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
Employment Agreement
Lewis M. Kling
The Company entered into an employment agreement with Lewis M. Kling as of July 28, 2005, whereby Mr. Kling agreed to serve as President and Chief Executive Officer beginning on August 1, 2005, and ending on July 31, 2008, with automatic renewal for one-year periods (the “Employment Agreement”). Prior to his appointment as President and Chief Executive Officer, Mr. Kling served as the Company’s Chief Operating Officer after joining the Company in July 2004. Pursuant to terms of the Employment Agreement, Mr. Kling receives an annual base salary of $850,000, subject to increase based on annual reviews. He is also eligible to receive an annual bonus, based on the attainment of certain performance targets established by the Organization and Compensation Committee of the Board, ranging from 0% to 200% of his base salary, as well to participate in any benefit and incentive plans of the Company on terms no less favorable than those applicable to other senior executives. Additionally, he is entitled to the vesting of 20% of any nonqualified pension benefit that is not yet then vested, provided that he remains employed through July 31, 2008. Under the Employment Agreement, Mr. Kling’s participation in the Company’s Transitional Executive Security Plan was terminated and no payments are due to him under that plan. In lieu of his participation in that plan, the Company made a special one-time lump-sum payment to Mr. Kling of $520,000.
Additionally, the Employment Agreement included a grant of 69,748 shares of the Company’s common stock at an exercise price of $33.86, the fair market value of the shares on the grant date, July 28, 2005. The options vest in three equal annual installments, with vesting to occur upon the first anniversary of the grant date. Mr. Kling was also granted 40,800 shares of restricted common stock which vest on July 28, 2008.
The Employment Agreement provides that if the Company terminates Mr. Kling’s employment other than for cause, death or disability or Mr. Kling terminates his employment for good reason (as these terms are defined in the Employment Agreement) and Mr. Kling has executed and not revoked a release of claims against the Company: (i) the Company will pay to Mr. Kling within 30 days after his employment terminates a lump-sum cash amount equal to the sum of (A) (I) the sum of his annual base salary at the time of termination and (II) the annual bonus earned by him for the bonus year preceding the year in which his employment terminates and (B) a pro-rata portion of the target bonus based on the number of days of service during the bonus year occurring prior to termination of employment; (ii) all stock-based awards held by Mr. Kling that have not yet vested or otherwise become unrestricted shall immediately vest or become unrestricted in full; (iii) the target payment under all dollar-denominated, performance-based long-term incentive compensation programs shall be paid to Mr. Kling in a lump sum in cash within 30 days; and (iv) Mr. Kling shall become fully vested in any nonqualified pension benefit that is not yet vested. Also, provided that Mr. Kling has been continuously employed by the Company for three years (including service prior to July 28, 2005), Mr. Kling (or his current spouse, as the case may be) shall be entitled to purchase health benefit coverage for Mr. Kling and his current spouse (“Continuing Health Coverage”) substantially similar to that available under the Company’s health benefit programs at the cost to the Company of providing such coverage to its actively employed senior executives through, respectively, the period of Mr. Kling’s and his current spouse’s eligibility for coverage under Medicare. Following any such termination, Mr. Kling will also receive any Accrued Compensation (as described below).

If Mr. Kling’s employment is terminated for cause or Mr. Kling terminates his employment without good reason, the Employment Agreement will terminate without further obligations to Mr. Kling other than the Company’s indemnification obligation to Mr. Kling and the payment to Mr. Kling of the sum of (i) his annual base salary through the date his employment terminates, (ii) any payments that have become vested or that are otherwise due in accordance with the terms of any employee benefit, incentive or compensation plan, and (iii) any reimbursable expenses incurred by Mr. Kling, in each case to the extent theretofore unpaid (collectively, “Accrued Compensation”).
If Mr. Kling’s employment is terminated by reason of his death or disability, the Employment Agreement will terminate without further obligations to Mr. Kling other than (i) the Company’s indemnification obligation to Mr. Kling, (ii) the payment of Accrued Compensation, (iii) all stock-based awards that have not yet vested or otherwise become unrestricted shall immediately become vested or otherwise unrestricted in full (iv) the target payment under all dollar-denominated, performance-based long-term incentive compensation programs will be paid to Mr. Kling (or his estate or beneficiary, as applicable) and (v) Mr. Kling shall become fully vested in any nonqualified pension benefit that is not yet vested.
Kevin E. Sheehan
The Company entered into an employment agreement with Kevin E. Sheehan as of April 1, 2005, whereby Mr. Sheehan agreed to serve as Interim Chairman of the Board, President and Chief Executive Officer, beginning on April 4, 2005 and ending upon such time as a successor Chief Executive Officer is elected by the Board and takes office (the “Interim Employment Agreement”). Prior to his appointment as Interim Chairman, President and Chief Executive Officer, Mr. Sheehan served as a director on our Board and member of the Finance Committee. Pursuant to terms of the Interim Employment Agreement, Mr. Sheehan received an annual base salary of $810,000 (rate that was equal to the previous Chief Executive Officer’s annual base salary prior to his termination of service) and annual incentive compensation target of $700,000 (adjusted pro-rata for the number of work days actually served). Mr. Sheehan served in this capacity from April 4, 2005 to July 31, 2005 and received $534,820 or the equivalent of $6,292 per work day for his services. He received additional compensation of $62,920, at the same daily rate, for his directly related service during the two-week transition period from August 1, 2005 to August 12, 2005 after Lewis M. Kling was appointed as director, President and Chief Executive Officer. Under the interim Employment Agreement, Mr. Sheehan was not awarded any long term incentive opportunities, but he remained eligible to receive his annual award of options or restricted stock equivalent to the amount he would normally have received for his service as an independent director of the Board. Additionally, in his interim position, Mr. Sheehan did not participate in the Company’s qualified pension plan, non-qualified executive supplemental pension plans nor the 401(k) plan.
Separation and Release Agreement
C. Scott Greer
The Company entered into an employment agreement with C. Scott Greer, the Company’s former President, Chief Executive Officer and Chairman of the Board, effective as of July 1, 1999. On April 4, 2005, Mr. Greer resigned as the Company’s President and Chief Executive Officer and as a director (including his capacity as Chairman of the Board). His employment agreement included the following compensation: (i) annual base salary equal to $787,670 for 2004; (ii) minimum annual bonus opportunity of no less than 75% of base salary; (iii) participation in the Company’s Long-Term

Incentive Plan; and (iv) an interest-free loan of $325,738, which was forgiven after the completion of five years of employment with the Company, in recognition of his willingness to promptly relocate and resulting loss of equity on his prior home.
In connection with Mr. Greer’s resignation, the Company entered into a Separation and Release Agreement with Mr. Greer as of April 4, 2005. Pursuant to the agreement, from April 5, 2005, through June 30, 2005, Mr. Greer continued to be an employee of the Company performing such duties as requested by the Board. During such time, he was entitled to receive the same compensation as payable under his employment agreement and existing compensation programs of the Company. As a condition for Mr. Greer executing a release of claims against the Company, the Company paid Mr. Greer an $810,000 transition allowance. All options and restricted stock held by Mr. Greer and subject to vesting after June 30, 2005 and on or before July 17, 2005, became vested on June 30, 2005, and the options held by him remain exercisable until the later of (i) December 31, 2006, or (ii) if the Company is unable to sell stock due to securities laws or other restrictions on that date, 90 days after the date when stock can be issued by the Company, but not beyond the expiration of the options. All options and restricted stock held by Mr. Greer that were subject to vesting after July 17, 2005, were forfeited. Mr. Greer was also entitled to a furnished office, with telephone and computer service, and secretarial support for the period beginning April 5, 2005, and ending June 30, 2005. He was also eligible to receive certain transition-related fees in an amount not exceeding $25,000. Pursuant to the agreement, Mr. Greer is restricted from competing with the Company for a one-year period.
Change-in-Control Arrangements
The Company maintains change-in-control executive severance plans covering key management, officers and executive officers of the Company, providing certain employment termination benefits. These benefits become irrevocable and are paid in the event that covered employment is terminated immediately prior to or within two years after a change in control of the Company. These termination benefits include the following payments: (i) three times the sum of the manager’s or officer’s base salary and the target bonus or other annual awards under incentive plans; (ii) immediate vesting of non-exercisable stock-based compensation; (iii) continuation of participation in certain employee benefit plans for up to three years; and (iv) full reimbursement for certain potential excise tax liabilities.
Transitional Executive Security Plan
A search for a new Chief Executive Officer was conducted by a transition committee of the Board following the agreement between the Board and C. Scott Greer, former President and Chief Executive Officer, not to renew Mr. Greer’s employment agreement with the Company. The Board adopted a Transitional Executive Security Plan effective as of March 14, 2005 (the “TES Plan”), to promote continuity in management during this transition period. The Board concluded that the TES Plan was appropriate and desirable to promote management stability while the Company was experiencing increased bookings and stronger business conditions in many of its markets. The Board was optimistic about the Company’s business prospects and decided to adopt the TES Plan as a special incentive to retain and motivate the senior management staff during the Chief Executive Officer search period.
The TES Plan provides for two mutually exclusive benefits. First, the Company will pay a cash lump sum equal to 12 months base pay to any participant who remains employed by the Company through the first anniversary of the date as of which a new Chief Executive Officer commenced employment with the Company. Lewis M. Kling, the President and Chief

Executive Officer of the Company, was appointed on August 1, 2005. Second, the Company will pay a cash lump sum equal to 18 months base pay to any participant whose employment is terminated by the Company without cause (as defined in the TES Plan) before such date (unless such participant is entitled to benefits under a change in control severance plan maintained by the Company). In addition, for any participant who is eligible for such a severance payment under the TES Plan, the Company will provide continued welfare benefits for nine months (reduced by benefits from any subsequent employer), and all outstanding equity awards granted to the Participant will immediately vest in full and generally remain exercisable (if applicable) for a period of 180 days following termination of employment. In either case, the payment of benefits is conditioned upon a customary release of claims by the participant.
The following executive officers of the Company participate in the TES Plan: Andrew J. Beall, Mark A. Blinn, Mark D. Dailey, Thomas E. Ferguson, John H. Jacko, Linda P. Jojo, Thomas L. Pajonas and Ronald F. Shuff. Certain other corporate officers of the Company also participate in the TES Plan. Mr. Kling’s participation in the TES Plan ended when he entered into his employment agreement on July 28, 2005 to become President and Chief Executive Officer, and he received a $520,000 lump-sum payment in settlement of his plan participation rights. The Organization and Compensation Committee of the Board, which administers the TES Plan, may name additional participants from time to time.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
None.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2005, the members of the Organization and Compensation Committee were Christopher A. Bartlett, Hugh H. Coble and George T. Haymaker, Jr. None of the members of the Organization and Compensation Committee was at any time during 2005 an officer or employee of the Company. No member of the Organization and Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board or Organization and Compensation Committee.

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE
The Organization and Compensation Committee of the Board of Directors of the Company (the “Committee”) is currently comprised of Christopher A. Bartlett, Hugh K. Coble, Roger L. Fix and George T. Haymaker, Jr. Each of the members is independent, as determined by our Board, and each meets the independence standards set forth by the SEC rules, NYSE corporate governance listing standards and Section 162(m) of the Internal Revenue Code. Mr. Fix recently joined the Committee in April 2006. During 2005, the Committee consisted of only the other three members. No member of the Committee is, or has been in the past, an officer or employee of the Company.
The roles and responsibilities of the Committee involve, among other things, overseeing and directing development of executive compensation policies and programs consistent with, and explicitly linked to, the strategic objectives of the Company and, in turn, the creation of shareholder value. Specific Committee responsibilities are listed below.

•	Determining appropriate levels and forms of compensation for the Chief Executive Officer (the “CEO”) and other senior executives including salaries, annual incentives, long-term incentives (cash and all forms of equity awards) and employee benefits.

•	Overseeing the alignment of organizational design and management development in support of achieving the Company’s operational objectives and strategic plans.

•	Monitoring the policies, practices and processes designed to develop the Company’s core organizational capabilities and managerial competencies including its ability to:

°	Attract, develop and retain a high caliber and diverse management talent pool;

°	Design and implement effective organizational structures, management processes and culture; and

°	Manage the talent pipeline and succession planning process to ensure the quality and continuity of internal candidates able to fill the CEO role and all other key management positions.
Compensation Philosophy and Principles
The Board and Committee believe that strong links should be forged between executive compensation and management’s achievements in increasing shareholder value. This belief should be reflected in the development of compensation programs that provide competitive compensation that is in line with and reflective of Company performance. Listed below are several fundamental principles to which the Committee adheres in discharging its responsibilities for executive compensation.

•	The majority of the total compensation opportunity for the CEO and other senior executives should be at risk with actual compensation levels correlating with the Company’s actual performance relative to criteria approved by the Committee.

•	Incentive compensation should focus more heavily on long-term rather than short-term achievements.

•	Equity-based compensation and ownership requirements should be used to provide the CEO and other executives with clear and direct links to the shareholders’ interests along with meaningful rewards for meaningful improvements in shareholder value.

•	The total reward opportunities should be competitive, equitable and structured to assure the Company’s ability to attract, retain and motivate the talented executives essential to its success.
Among the key metrics and evaluation criteria considered in designing programs and rewards consistent with these fundamental principles are: share price appreciation, revenue growth, earnings growth, cash flow growth and return on investment. Other performance measures and criteria are considered and used to accomplish specific objectives in such areas as focusing operational and strategic attention, developing organizational and management capabilities and motivating appropriate behavior.
The Committee has retained and regularly meets with an independent compensation consultant who assists the Committee in evaluating how well the Company’s compensation programs adhere to the stated philosophies and principles.
Compensation Program Design
The Company’s total rewards program for the CEO and other executives consists of four principal elements.
1.  Base Salaries. Base salaries are set at levels that reflect the competitive marketplace for companies of similar size and complexity and that would be considered competitors of the Company in attracting and retaining high caliber executives.

In 2005, as in other years, the salaries of the Named Executive Officers and other executives were reviewed and approved by the Committee based on its assessment of each executive’s experience and performance, and the relationship of the Company’s executive salaries to the salaries of our compensation peer group.
2.  Annual Incentives. The Annual Incentive Plan (“AIP”) provides for bonuses to executives based on Company and divisional performance relative to specific goals and objectives established at the beginning of each year. Target bonus opportunities for each executive are set as percentages of base salary. Actual bonuses may range from zero up to two times the targets based on performance. The Committee reviews and approves all AIP target bonuses, performance measures and goals annually.
For 2006, the primary performance measures established for the AIP were operating income and cash flow and sales growth.
3.  Long-term Incentives. The Company’s long-term incentive (“LTI” ) program consists of three components: cash-based contingent awards, stock options and restricted stock. It is the belief of the Committee that the three components provide a sound balance among risk, motivation and retention. The total target opportunities for the executives are set as percentages of base salary with each component opportunity representing approximately one-third of the total target opportunity. The number of options and restricted shares granted are based on stock option and restricted stock valuations that are updated every three years. The Committee has established, and the Board has approved, guidelines for executive stock ownership. Officers failing to meet their personal ownership target levels are subject to partial forfeiture of their eligibility for awards under the annual stock compensation programs noted below.

•	Cash-based Contingent Awards. Performance goals of primary importance to the Company’s strategy are established for a three-year period. At the end of the three-year period, the actual performance relative to the goals is measured and, if above a threshold, award payments may be approved by the Committee. If performance is outstanding, award payments may extend up to three times an executive’s target opportunity.

The performance measures established for the 2006-2008 cash-based awards were operating margin, sales growth and return on net assets. The Company’s cost of capital, peer group performance and the Company’s financial objectives were considered when setting the goals or metrics for the three-year performance period.

•	Stock Option Grants. Stock options are normally granted to executives each year with an exercise price always set at fair market value as of the date of grant. The options granted in 2006 will vest one-third per year each year in 2007, 2008 and 2009 and will expire ten years after the grant date.

•	Restricted Stock Grants. Restricted stock is normally granted to executives each year. The restricted stock granted in 2006 will vest one-third per year each year in 2007, 2008 and 2009.
4.  Benefits. Benefits offered to executives provide for retirement income and serve as a safety net against illness, disability or death, and in this regard are similar to those offered to all other employees of the Company, except for programs that allow for retirement benefits in excess of that qualified by the tax code. Additional perquisites, such as car allowances and financial planning allowances, are also provided to executives. There were no unusual departures from this policy in 2005.
Deductibility of Certain Executive Compensation
It is the Company’s practice and intent to qualify incentive compensation for the exemption from the deduction limitations of Section 162(m) of the Internal Revenue Code and to be consistent with providing appropriate compensation to executives. Although it is the Company’s intent to qualify compensation for the exemption from the deduction limitations, the Company’s compensation policies and practices have been, and will continue to be, designed to serve the best interests of the shareholders regardless of whether specific compensation qualifies for the exemption.
CEO Compensation
Lewis M. Kling, who was the Chief Operating Officer from July 2004 until August 2005, became President and Chief Executive Officer in August 2005. Mr. Kling participated in the compensation programs described above for the Company’s executive officers. Prior to becoming President and Chief Executive Officer, his annualized base salary was $520,000 and his AIP bonus target opportunity was 80% of his base salary. Pursuant to Mr. Kling’s Employment Agreement when he became President and Chief Executive Officer, his annualized base salary was increased to $850,000, his AIP bonus target opportunity was increased to 100% of his base salary and he received grants of 40,800 shares of restricted stock and a stock option for 69,748 shares of common stock. During 2005, he also received additional grants of 19,500 shares of restricted stock and stock options for 32,000 shares during his service in his earlier role as the Company’s Chief Operating Officer. Mr. Kling did not participate in the 2003-2005 cash-based LTI plan.
As a result of the Company’s performance in 2005, Mr. Kling received an AIP award equal to 184% of his target opportunity. This above target award resulted both from the Company’s strong operating cash flow performance and the Company’s operating earnings performance against budget. In determining this performance, the Committee excluded from the computation (in a manner affecting Mr. Kling and all other management employees) certain costs deemed to be unusual, or which effectively arose from prior periods or which otherwise were not directly related to 2005 operational performance. The actual award was increased by the AIP provisions (affecting all management employees) which provide proportionately higher awards than the corresponding percentage of above goal attainment, a feature designed to motivate superior above goal performance. Mr. Kling’s personal award was also further increased by the Committee in recognition of its positive assessment of his personal performance in 2005, pursuant to AIP terms.
Kevin E. Sheehan, non-executive Chairman of the Board, received compensation of $534,820 or the equivalent of $6,292 per work day for service as Interim Chief Executive Officer from April 4, 2005, to July 31, 2005. He received additional compensation of $62,920, at the same daily rate, for his directly related service during the two-week transition period from August 1, 2005 to August 12, 2005 after Lewis M. Kling was named President and Chief Executive Officer effective August 1, 2005. He did not receive benefits and was not eligible for any cash or stock based incentive awards available to officers during the period. Mr. Sheehan received the director fees both before and after his service as Interim Chairman, President and Chief Executive Officer which are described on page 8 of this proxy statement.
C. Scott Greer, who was the Chief Executive Officer until April 4, 2005, participated in the compensation programs described above for the Chief Executive Officer and other executives prior to his departure. Mr. Greer received $503,894 in salary and related compensation in 2005, but did not receive any cash or stock incentive awards. The terms of Mr. Greer’s separation and release are summarized on page 25 of this proxy statement.
Organization and Management Development Philosophy and Principles
The Board and the Committee believe that the people who work for the Company are a key strategic resource and that management should be held accountable for maintaining a pipeline of top talent that ensures all key positions are filled and secure on an ongoing basis. The Committee and the Board further believe that the Company’s organizational capabilities are vital to its achievement of strategic objectives. In administering its responsibilities for organization and management development, the Committee focuses on the following points:

•	Ensuring the Company’s ability to attract top talent who are aligned with the organization’s culture and values;

•	Reinforcing the Company’s strong commitment to training and developing its executives, managers and other employees;

•	Reviewing management succession, career and development plans for all key positions with an emphasis on ensuring that all such positions can be filled with top talent in the event of sudden or planned transitions;

•	Holding top management accountable for its ability to attract, motivate, develop and retain people;

•	Reviewing the organization’s structure, management processes and culture with an emphasis on ensuring they support the strategic priorities and operational objectives of the Company; and

•	Instilling and supporting a performance culture in which the goals, performance and rewards are linked to the objectives of the Company and its divisions.
Organization and Management Development Program Overview
For all key positions, particularly the CEO and executive positions, the Committee will maintain an ongoing overview of management succession plans, executive development plans, and strategic staffing plans and processes. The Committee will also monitor the organizational effectiveness and cultural health of the Company. As part of that overview, the Committee will conduct annual reviews of the following:

•	Training programs and development processes;

•	Organizational design and effectiveness;

•	Employee survey results; and

•	Strategic staffing assignments and succession plans.

Christopher A. Bartlett, Chairman
Hugh K. Coble
Roger L. Fix
George T. Haymaker, Jr.,

STOCK PERFORMANCE GRAPH
The following graph compares the most recent five-year performance of the Company’s common stock with the S&P 500 Index and S&P 500 Industrial Machinery (formerly referred to as Machinery (Diversified) — 500 Index). It shows an investment of $100 on December 31, 2000, and the reinvestment of any dividends over the following five years.
TOTAL RETURN TO SHAREHOLDERS
(INCLUDES REINVESTMENT OF DIVIDENDS)

		INDEXED RETURNS
	Base	Years Ending
	Period
Company/ Index	2000	2001	2002	2003	2004	2005

Flowserve Corporation	100	124.49	69.19	97.68	128.84	185.08
S&P 500 Index	100	88.11	68.64	88.33	97.94	102.75
S&P 500 Industrial Machinery	100	105.85	104.93	145.18	171.49	168.16

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Directors of the Company (the “Committee”) is currently comprised of three independent directors, Charles M. Rampacek, James O. Rollans and William C. Rusnack. The Committee operates under a written charter adopted by the Board. The Committee met 13 times in 2005.
Management has primary responsibility for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on this audit. The Committee’s responsibility is to monitor and oversee this process, including the engagement of the independent auditors, the pre-approval of their annual audit plan and the review of their annual audit report.
In this context, the Committee has met and held detailed discussions with management on the Company’s consolidated financial statements. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that these statements fairly present the financial condition and results of operations of the Company for the period described. The Committee has relied upon this representation without any independent verification, except for the work of the independent auditors. The Committee also discussed these statements with the Company’s independent auditors, both with and without management present, and has relied upon their reported opinion on these financial statements.
The Committee further discussed, with the independent auditors, matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and No. 90 (Audit Committee Communications), including the independence of the auditors. During this review, the Company’s independent auditors also provided to the Committee the written letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee has also considered whether the principal auditor’s provision of non-audit services was compatible with maintaining the auditor’s independence in conducting the annual audit. Towards that end, the Committee continues to pre-approve any audit related and non-audit fees and services before they are commenced.
Following the Committee’s discussions with management and the independent auditors, including the Committee’s specific review with management of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and based upon the representations of management and the report of the independent auditors to the Committee, the Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

James O. Rollans, Chairman
Charles M. Rampacek
William C. Rusnack

OTHER AUDIT INFORMATION
Relationship with Independent Registered Public Accounting Firm
The Audit Committee has appointed PricewaterhouseCoopers LLP, (“PwC”) to serve as the Company’s independent public accounting firm for the fiscal year ending December 31, 2005. In this role, PwC audits the financial statements of the Company.
Representatives from PwC are expected to be present at the annual meeting of shareholders and to be available to respond to appropriate questions from shareholders.
Audit and Non-Audit Fees and Services
The table below summarizes the aggregate fees (excluding value added taxes) for professional services incurred by the Company for the audits of its 2005 and 2004 financial statements and other fees billed to the Company by PwC in 2005 and 2004. In general, the Company retains PwC for services that are logically related to or natural extensions of the Company’s annual audit.

	2005	2004

AUDIT FEES	$19,300,000	$31,054,000
AUDIT RELATED FEES
Benefit Plan Audits	196,000	220,000
Sarbanes-Oxley Readiness	-0-	-0-
TOTAL AUDIT RELATED FEES	196,000	220,000
TAX FEES
Compliance	193,000	182,000
Consulting/Advisory	18,000	305,00
TOTAL TAX FEES	211,000	487,000
ALL OTHER FEES	15,000	10,000

TOTAL FEES	$19,722,000	$31,771,000

The Audit Committee pre-approved all of the audit and non-audit fees described above for the year ended December 31, 2004 and December 31, 2005 in accordance with its pre-approval policy discussed below. The increase in audit fees for the 2004 and 2005 audit is affected by the length of time required to complete the 2004 audit and the restatement of certain prior years, with the Company filing its Annual Report on Form 10-K for the year ended December 31, 2004 on February 13, 2006 and its Annual Report on Form 10-K for the year ended December 31, 2005 on June 30, 2006.

Audit Committee Pre-Approval Policy
The Audit Committee pre-approves all services, whether audit or non-audit, provided by the PwC and all related fees, which are itemized for the annual audit and non-audit services. The Audit Committee focuses on any matters that may affect the scope of the audit or PwC’s independence and to that end receives certain representations from PwC regarding their independence and permissibility under the applicable laws and regulations of non-audit services provided by PwC to the Company. The Audit Committee also pre-approves the internal audit plan for the Company and the scope and timing of the external audit plan for the Company.
The Audit Committee may delegate its pre-approval authority to the Chairman of the Audit Committee to the extent allowed by law. In the case of any delegation, the Chairman must disclose all pre-approval determinations to the full Audit Committee as soon as possible after such determinations have been made.

APPENDIX A
FLOWSERVE CORPORATION
AUDIT COMMITTEE CHARTER
PURPOSE
The Audit Committee, (the “Committee”) shall review and monitor Flowserve Corporation’s (the “Company”) financial statements, accounting policies, practices and system of internal control to evaluate whether management has proper safeguards over the Company’s assets and is issuing timely, accurate and appropriate financial information in accordance with applicable legal and regulatory requirements. The Committee is responsible for hiring, compensation and oversight of the external auditors, plus the Committee assesses the performance of the Company’s internal audit function and external auditors. Finally, the Committee prepares the audit committee report which SEC rules require for the Company’s annual proxy statement. In order to ensure the impartial performance of the above functions, all directors that serve on the Committee must have been determined by the Board to be independent, as defined and to the extent required in the applicable Securities and Exchange Commission rules and New York Stock Exchange listing standards, as they may be amended from time to time, and must qualify as independent directors under the Board’s Self-Governance Guidelines. In addition, the Committee must have at least three members. All Committee members must be “financially literate”, with at least one being an “audit committee financial expert” as defined in applicable regulations.
POWERS
The Committee has all powers necessary to carry out the purpose and discharge the responsibilities of the Committee. These include the power to directly retain, at Company expense, outside legal, accounting and audit services to execute those responsibilities, without additional approval from the Board, and the power to investigate any matter within the scope of its duties, with full access to books, records, facilities and personnel necessary to do so.
AUDIT COMMITTEE RESPONSIBILITIES ARE TO:

1.	Directly engage, oversee, assess the qualifications and independence of, and if necessary, terminate the external auditors, including receiving reports from the external auditors on their compliance with mandatory rotation and related independence requirements.

2.	Preapprove (except as delegated to the Committee Chairman to the extent allowed by law) all services to be performed by the external auditors, including approving the itemized fees for both the annual audit and non-audit services and confirmations from the external auditors that any such non-audit services are permitted by law, with a focus on identifying any matters that might affect the scope of the audit or the independence of the external auditors. When any such power is delegated to the Committee Chairman, he or she must disclose all determinations to the full Committee as soon as possible after they have been made.

3.	Confirm with the external auditors that their services are retained by the Board of Directors, and that all significant issues and results of their services are to be communicated directly to the Committee.

4.	Meet at least four times per year, or more often as needed.

5.	Obtain the Board’s approval of this Charter and reassess this Charter as conditions dictate (at least annually).

6.	Preapprove (except as delegated to the Committee Chairman to the extent allowed by law) the internal audit plan and the scope and timing of the external audit plan.

7.	Have a clear understanding that the internal auditors are ultimately accountable to, and shall report directly to the Committee.

8.	Resolve, if applicable, any disagreements between management and the external auditors regarding financial reporting.

9.	Discuss with management policies with respect to financial risk assessment and financial risk management, including reviewing periodically the Company’s contingent liability reserves, allowance for doubtful accounts and other applicable provisions of the Company’s financial statements.

10.	Review and approve the internal audit budget and plan.

11.	Review the coordination of the internal audit function with external auditors and make inquiries of internal auditors as to any significant accounting exposures and management’s responses thereto. As desired, review any matters with the internal auditors which are also reviewed with either the external auditors or management under this charter.

12.	Provide an open avenue of communication between the external and internal auditors and the Board.

13.	Meet with management to:

(a)	Review the quality and integrity of the annual financial statements and the quarterly interim financial statements.

(b)	Review the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the quarterly Form 10-Q and annual Form 10-K filings with the SEC, including any significant unusual disclosures, plus any disclosures in these filings related to the preapproval of non-audit services by the external auditors.

(c)	Review the Company’s proxy fillings with the SEC.

(d)	Review reports from management discussing any deficiencies, if applicable, found in the internal controls.

(e)	Review on a quarterly basis the key estimates and assumptions used by Management in preparing the financial statements and related reports.

14.	Meet with the external auditors to:

(a)	Review all reports prepared for the Committee by the external auditors, including statements of critical accounting policies and practices to be used, discussions of alternative treatments of Company financial information within generally accepted accounting principles and other material written communications such as any management letter or schedule of unadjusted differences and audit adjustments. Obtain external auditors summary of aggregated deficiencies over internal controls over financial reporting. If necessary, discuss the ramifications of the use of alternative treatments and the treatment preferred by the auditors.

(b)	Review the quality and integrity of the annual financial statements, the quarterly interim financial statements and their results of the annual audit and quarterly reviews (including a review of significant transactions not a normal part of the Company’s business, changes in accounting principles and practices, significant proposed adjustments, and the choice of accounting principles).

(c)	Review the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the quarterly Form 10-Q and annual Form 10-K filings with the SEC, including any significant unusual disclosures, plus any disclosures in these filings related to the preapproval of non-audit services by the external auditors.

(d)	Review the Company’s proxy fillings with the SEC.

(e)	Review the external auditors’ evaluation of:

(i)	The quality, adequacy and clarity of the Company’s accounting, financial and internal audit policies, procedures and internal controls, and elicit any recommendations for the improvement of such from auditors.

(ii)	Other significant matters which come to their attention during the course of the audit.

(f)	Assess whether the scope of the external audit program has been substantially completed, including whether problems were encountered and, if so, management’s response.

(g)	Assess, if applicable, if any member of management has attempted to exert any improper influence on the external auditors in the performance of their work.

(h)	At least annually, obtain and review a report by the external auditors describing: the auditing firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more external audits carried out by the firm, and any steps taken to deal with any such issue.

(i)	On an annual basis, obtain from the external auditors a written communication delineating their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the external auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board take, appropriate action to ensure the continuing independence of the auditors.

15.	Meet with the internal auditors to:

(a)	Review the performance and all the reports prepared for the Committee by the internal auditors, including significant findings by the internal audit staff and the response of management to the findings.

(b)	Review any allegations of unethical behavior or fraudulent activities by Company employees related to internal controls, financial accounting and reporting matters.

(c)	Assess whether the scope of the internal audit program has been substantially completed, including whether problems were encountered and, if so, management’s response.

(d)	Assess, if applicable, if any member of management has attempted to exert any improper influence on the internal auditors in the performance of their work.

16.	Discuss earnings and other financial related press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

17.	Set clear hiring policies for employees or former employees of external auditors.

18.	Review procedures for the receipt, retention treatment and resolution of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

19.	Review the reports and the processes of the CEO and CFO for certifying the Company’s financial statements and internal control processes, to the extent required by law, including receiving, if applicable, reports from management, the external auditors or the internal auditors on any material deficiencies found in the internal controls or incidents of fraud by an employee with a significant role in internal controls. Review Management’s process for advising the external auditors of any such deficiencies or incidents, if applicable.

20.	Provide oversight and conduct a periodic review of the design, implementation and status of the Antifraud Program. This includes the results of fraud risk assessments, internal control issues identified to be addressed as a result of the Antifraud Program activities and quarterly reports concerning the disposition of allegations, related to auditing, accounting and internal controls matters, received, processed and investigated through the Ethics Hotline and other channels.

21.	Direct and supervise investigations into matters within the scope of its responsibilities, if deemed necessary.

22.	Review management’s presentation of financial statements and related materials and evaluate whether the Board receives an objective and adequate flow of information as to matters which lie within the scope of the Committee’s responsibilities.

23.	Report its findings on the above to the Board on a regular basis, but not less than quarterly.

24.	Prepare and review the report of the Committee in the annual Proxy Statement.

25.	Conduct an annual performance review of the Committee.

Flowserve Corporation
c/o National City Bank Shareholder Services Operations LOC 5352 P. O. Box 94509 Cleveland, OH 44101-4509

Vote by Telephone

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

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Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone
Call Toll-Free using a
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Return your proxy
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Vote 24 hours a day, 7 days a week by Telephone or Internet. You may enter your voting instructions at 1-888-693-8683 or www.cesvote.com until 6:00 a.m. Eastern Time on August 24, 2006.
If you vote by telephone or over the Internet, do not mail your proxy card.

è

Proxy card must be signed and dated below.
ê Please fold and detach card at perforation before mailing.ê

(Continued from the other side)
1.	Election of Directors.

❑	FOR all nominees listed below	❑	WITHHOLD AUTHORITY
	(except as marked to the contrary below)		to vote for all nominees listed below:

INSTRUCTIONS:	To withhold authority to vote for any individual nominee, strike a line through the nominee’s name below:

(1) Roger L. Fix	(2) Diane C. Harris	(3) Lewis M. Kling	(4) James O. Rollans

Dated:	, 2006

Signature

Signature if held jointly

Please sign exactly as name appears hereon. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. An authorized officer may sign on behalf of a corporation and should indicate the name of the corporation and his or her capacity.

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the 2006 Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
Proxy card must be signed and dated on the reverse side.
ê Please fold and detach card at perforation before mailing. ê

2006 Meeting	2006 Meeting
FLOWSERVE CORPORATION
PROXY FOR 2006 ANNUAL MEETING OF SHAREHOLDERS – AUGUST 24, 2006
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby appoints LEWIS M. KLING and KEVIN E. SHEEHAN, and each of them, with full power to act without the other, as proxies with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Flowserve Corporation which the undersigned is entitled in any capacity to vote if personally present at the 2006 Annual Meeting of Shareholders of Flowserve Corporation to be held at 11:30 a.m. on Thursday, August 24, 2006, at the Flowserve Corporation Learning Center, 4343 Royal Lane, Irving, Texas 75063, and at any adjournment thereof, upon the election of directors as listed on the reverse side of this proxy as more fully described in the Notice of 2006 Annual Meeting of Shareholders and Proxy Statement, dated June 30, 2006, and upon all matters properly presented at the annual meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED BY THE PROXIES FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
(Continued, and to be dated and signed, on the other side)